Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of HAMA Intelligence Limited and its subsidiaries (collectively the “Group”) on the Amendment No. 2 to Form F-1 of our report dated July 7, 2025, except for Notes 1 and 12, as to which the date is September 23, 2025 with respect to the consolidated balance sheets as of February 28, 2025 and February 29, 2024, and the related consolidated statements of operations and comprehensive income, stockholders’ equity (deficit) and cash flows for each of the years ended February 28, 2025 and February 29, 2024.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong

March 20, 2026

AOGB CPA Limited, Suite 2501-03, Tesbury Centre, 28 Queen’s Road East, Admiralty, Hong Kong

Tel: 2152-2238, Website: www.aogb.com